GameStop Reports First Quarter 2016 Results
GAAP EPS Hits High End of Guidance Range; Non-GAAP EPS Exceeds High End of Guidance by $0.03
Technology Brands Reports Record Quarterly Profit
Collectibles Sales Grow Over 250%
Gross Margin Rate Expands 330 Basis Points

Grapevine, Texas (May 26, 2016)-GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the first quarter ended April 30, 2016.

The following table summarizes the first quarter results for fiscal 2016 and 2015 ($ in millions, except per share amounts):

Quarter Ended
	April 30, 2016	May 2, 2015	Change
Net sales	$1,971.5	$2,060.6	-4.3%
Same Store Sales	-6.2%	8.6%
GAAP Net Income	$65.8	$73.8	-10.8%
GAAP Diluted EPS	$0.63	$0.68	-7.4%
Non-GAAP Net Income	$68.4	$73.8	-7.3%
Non-GAAP Diluted EPS	$0.66	$0.68	-2.9%

Paul Raines, chief executive officer, stated, “We exceeded our first quarter same store sales and EPS guidance in a challenging retail environment due to the outperformance of our non-physical gaming businesses (Technology Brands, Collectibles, Digital). Their contributions demonstrate the value of our diversification strategy as 42% of operating earnings came from non-physical gaming. We expect these trends to continue in the second quarter as digital receipts continue to grow, Technology Brands store base continues to mature and Collectibles sales continue to expand.”

First Quarter Results
Total global sales decreased 4.3% to $1.97 billion, while consolidated comparable store sales declined 6.2% (-6.6% in the U.S. and -4.9% internationally). Video game sales were adversely impacted by a 28.8% decline in new hardware sales and the overlap of several strong new software titles launched in Q1 2015. Pre-owned sales declined 3.7% compared to the first quarter of 2015.

Non-GAAP digital receipts rose 16.6%, to $259.0 million, driven by DLC for The Division and POSA sales. GAAP digital sales decreased 7.0%.

Sales in the Mobile and Consumer Electronics category increased 40.8%, as Technology Brands revenues increased 62.2% to $165.8 million. Technology Brands operating earnings were $18.8 million, a 506.5% increase over the prior year quarter. Overall, this segment contributed 16.5% of the company’s first quarter operating earnings. The company added 18 net Technology Brand stores during the quarter and currently expects to close the acquisition of two AT&T authorized resellers by the end of the second quarter.

Collectibles sales rose over 250%, driven by the addition of ThinkGeek.com and assorted sales of Five Nights at Freddy’s products, Pokemon trading cards and Minecraft toys in our GameStop branded stores. The company added two Collectibles stores during the quarter, bringing the total global portfolio to 37 stores.

In the first quarter, the company recorded one-time charges of $4.1 million, $2.6 million net of tax, or $0.03 per diluted share, related to the closure of our operations in Puerto Rico. A reconciliation of non-GAAP adjusted net income to GAAP net income is included with this release (Schedule III).

Including the charges, GameStop’s first quarter net earnings were $65.8 million, or diluted earnings per share of $0.63, compared to net earnings of $73.8 million, or diluted earnings per share of $0.68, in the prior year quarter.

Excluding these charges, GameStop’s adjusted net earnings for the first quarter were $68.4 million compared to net earnings of $73.8 million in the prior year quarter. Adjusted diluted earnings per share were $0.66 compared to diluted earnings per share of $0.68 in the prior year quarter.

Capital Allocation Update
On May 24, 2016, GameStop’s board of directors declared a quarterly cash dividend of $0.37 per common share payable on June 21, 2016 to shareholders of record as of the close of business on June 8, 2016.

Earnings Guidance
For the second quarter of fiscal 2016, GameStop expects comparable store sales to range from -7.0% to -4.0%. Diluted earnings per share are expected to range from $0.23 to $0.30, including $0.05 related to interest expense on the $475 million of senior notes issued earlier this year. For fiscal 2016, the company is reiterating its full year diluted earnings per share guidance of $3.90 to $4.05 and comparable store sales range of -3.0% to 0.0%.

Note: The guidance is based on weighted average shares outstanding of 104,500,000.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for May 26, 2016 at 4:00 p.m. CDT to discuss the company’s financial results. The phone number for the call is 888-204-4426 and the pass code is 3690424. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,000 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. In addition, our Technology Brands segment includes Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 76 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 908 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 70 Cricket branded stores in select markets in the U.S.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop uses certain non-GAAP measures, such as digital receipts and constant currency, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of constant currency information may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the second quarter and fiscal 2016, future financial and operating results and projections, projected store openings, timing and terms of potential acquisitions, the company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; changes in the timing and terms of potential acquisitions of two AT&T resellers for which we expect to use proceeds from the recent debt offering and the possibility that we will not be able to enter into an acquisition agreement for one of these acquisitions or complete either of the acquisitions on the terms assumed, or at all; our ability to continue to expand, and successfully open and operate new stores for, our collectibles and tech brands businesses; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the risks associated with international operations, wireless industry partnerships and operations and the completion and integration of acquisitions; increased competition and changing technology in the video game industry, including browser and mobile games and digital distribution of console games, and the impact of that competition and those changes on physical video game sales; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop’s results to differ materially from those described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K, as amended, for the fiscal year ended Jan. 30, 2016 filed with the SEC and available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	April 30, 2016	May 2, 2015

Net sales	$1,971.5	$2,060.6
Cost of sales	1,296.0	1,421.6

Gross profit	675.5	639.0

Selling, general and administrative expenses	520.8	479.3
Depreciation and amortization	40.7	35.8

Operating earnings	114.0	123.9

Interest expense, net	10.8	5.4

Earnings before income tax expense	103.2	118.5

Income tax expense	37.4	44.7

Net income	$65.8	$73.8

Net income per common share:
Basic	$0.63	$0.68
Diluted	$0.63	$0.68

Dividends per common share	$0.37	$0.36

Weighted average common shares outstanding:
Basic	103.8	107.8
Diluted	104.2	108.4

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	65.7%	69.0%

Gross profit	34.3%	31.0%

Selling, general and administrative expenses	26.4%	23.3%
Depreciation and amortization	2.1%	1.7%

Operating earnings	5.8%	6.0%

Interest expense, net	0.6%	0.2%

Earnings before income tax expense	5.2%	5.8%

Income tax expense	1.9%	2.2%

Net income	3.3%	3.6%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	April 30,	May 2,
	2016	2015
ASSETS:
Current assets:
Cash and cash equivalents	$473.6	$369.8
Receivables, net	139.0	99.5
Merchandise inventories, net	1,264.1	1,076.7
Prepaid expenses and other current assets	160.4	143.9
Deferred income taxes	—	65.6
Total current assets	2,037.1	1,755.5

Property and equipment:
Land	18.2	18.5
Buildings & leasehold improvements	692.2	617.6
Fixtures and equipment	892.1	903.9
Total property and equipment	1,602.5	1,540.0

Less accumulated depreciation and amortization	1,119.2	1,091.8
Net property and equipment	483.3	448.2

Goodwill	1,493.0	1,393.1
Other noncurrent assets	432.6	344.2
Total assets	$4,446.0	$3,941.0

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$608.5	$585.1
Accrued liabilities	707.2	709.2
Income taxes payable	50.1	49.3
Notes Payable	0.2	2.1
Total current liabilities	1,366.0	1,345.7

Other long-term liabilities	111.5	178.2
Long-term debt	812.4	344.4
Total liabilities	2,289.9	1,868.3

Stockholders' equity	2,156.1	2,072.7
Total liabilities and stockholders' equity	$4,446.0	$3,941.0

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	April 30, 2016		May 2, 2015
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total

Net Sales (in millions):

New video game hardware	$312.9	15.9%	$439.7	21.3%
New video game software	567.2	28.8%	613.6	29.8%
Pre-owned and value video game products	560.9	28.5%	582.4	28.3%
Video game accessories	162.7	8.2%	150.5	7.3%
Digital	42.8	2.2%	46.0	2.2%
Mobile and consumer electronics	192.6	9.8%	136.8	6.6%
Collectibles	82.3	4.2%	22.8	1.1%
Other	50.1	2.4%	68.8	3.4%

Total	$1,971.5	100.0%	$2,060.6	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	April 30, 2016		May 2, 2015
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$28.3	9.0%	$37.2	8.5%
New video game software	127.9	22.5%	138.7	22.6%
Pre-owned and value video game products	263.2	46.9%	286.0	49.1%
Video game accessories	57.1	35.1%	55.8	37.1%
Digital	37.0	86.4%	35.4	77.0%
Mobile and consumer electronics	117.7	61.1%	54.5	39.8%
Collectibles	28.6	34.8%	8.9	39.0%
Other	15.7	31.3%	22.5	32.7%

Total	$675.5	34.3%	$639.0	31.0%

GameStop Corp.

Schedule III
(in millions)
(unaudited)
Non-GAAP results
The following table reconciles the company's net income and earnings per share as presented in its unaudited Consolidated Statements of Operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its non-GAAP net income and earnings per share.

	13 Weeks Ended	13 Weeks Ended
	April 30, 2016	May 2, 2015
GAAP Net Income	$65.8	$73.8

Business divestitures	4.1	—
Tax effect	(1.5)	—

Non-GAAP Net Income	$68.4	$73.8

Non-GAAP earnings per share
Basic	$0.66	$0.68
Diluted	$0.66	$0.68

Number of shares used in non-GAAP calculation
Basic	103.8	107.8
Diluted	104.2	108.4